February 21, 2014

WINHA International Group Limited

Yihe Center, 5 Xinzhong Avenue, Suite 918

Shiqi District, Zhongshan

People’s Republic of China 528400

Gentlemen:

You have requested our opinion, as counsel for WINHA International Group Limited, a Nevada corporation (the “Company”), in connection with registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to an offering of 339,500 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Offering”) by the selling shareholders, that were issued to the selling shareholders pursuant to that certain subscription agreement dated August 16, 2013 (the “Subscription Agreement”) and consulting service arrangements entered into in April 2013 (the “Consulting Service Arrangements”).

In order to render our opinion, we have examined the following documents identified to our satisfaction:

a)	the copy of Articles of Incorporation of the Company filed with the Secretary of State of Nevada on April 15, 2013;
b)	a Good Standing Certificate from the Secretary of State of the State of Nevada as of January 8, 2014;
c)	the Subscription Agreement;
d)	the resolutions of the Board of Directors of the Company adopted at a special meeting relating to, without limitation, the Subscription Agreement and the Consulting Service Arrangements to which the Company is a party and approving the transactions contemplated thereby;
e)	the resolutions of the Board of Directors of the Company adopted upon unanimous written consent approving the preparation and filing of the Registration Statement;
f)	the certificate of the sole officer of the Company dated January 10, 2014 (the “Officer’s Certificate”); and
g)	the Registration Statement and all exhibits thereto.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents.   As to all questions of fact material to the opinion stated herein, we have, without independent third party verification of their accuracy, relied in part, to the extent we deemed reasonably necessary or appropriate, upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In each instance we have relied upon the content of each of the documents set forth above, and have relied upon the content of the Officer’s Certificate. In reliance thereon, and based upon our review of the foregoing, it is our opinion that the Shares were legally issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Nevada Revised Statutes, as currently in effect (the “NRS”), applicable provisions of the Constitution of the State of Nevada, as currently in effect (the “Nevada Constitution”), and judicial decisions reported as of the date hereof that interpret the NRS and such applicable provisions of the Nevada Constitution (collectively, “Nevada Law”). We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SZAFERMAN, LAKIND, BLUMSTEIN & BLADER, PC

By:	/s/ Gregg E. Jaclin
Gregg E. Jaclin
For the Firm